Exhibit 99.1

Cambium Networks to Delay Form 10-K Filing for Fiscal Year 2024

Hoffman Estates, IL, March 31, 2025 - Cambium Networks Corporation (“Cambium Networks” or the “Company”) (NASDAQ: CMBM), a leading provider of wireless and wired networking infrastructure solutions, today announced that it has filed a Notification of Late Filing on Form 12b-25 with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Cambium Networks has determined that it is unable to file, without unreasonable effort or expense, its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 by the prescribed filing due date because the Company requires additional time to finalize the Company’s consolidated financial statements and finalize its assessment of internal control over financial reporting and related disclosures.

In addition to the material weaknesses disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, the Company has identified certain material weaknesses in its preliminary assessment of internal control over financial reporting for the fiscal year ended December 31, 2024 related to Allowance for Credit Losses, Customer Incentives, and Information Technology General Controls. The Company has initiated and will continue to implement measures designed to improve its internal control over financial reporting to remediate these material weaknesses with oversight from the Audit Committee of the Board of Directors and assistance from its external advisors, as well as implementing additional processes and controls to address the underlying causes associated with the material weaknesses.

The Company expects to issue its full financial results for the year ended December 31, 2024 when the financial reporting process along with the review of the results and the related audit are completed.

Comparison of Anticipated Results

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For the year ended December 31, 2024, the Company expects to report revenues of approximately $166.0 million, compared to revenues of $220.2 million for the prior year ended December 31, 2023. The Company expects to report a net loss of approximately $92.0 million, or $3.29 per diluted share for the year ended December 31, 2024, compared to a net loss of $77.4 million, or $2.81 per diluted share, for the prior year ended December 31, 2023.
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For the quarter ended December 31, 2024, the Company expects to report revenues of approximately $34.0 million, compared to revenues of $40.2 million for the quarter ended December 31, 2023. The Company expects to report a net loss of approximately $47.0 million, or $1.66 per diluted share for the quarter ended December 31, 2024, compared to a net loss of $52.9 million, or $1.91 per diluted share, for the quarter ended December 31, 2023.
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Included in net losses for the quarter and year ended December 31, 2024 are approximately $27.0 million of non-cash charges related to the impairment of goodwill, long-life assets, and other intangible assets. These impairments were driven by weakened forecast demand and competitive market pressures.

The Company anticipates that its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 will include disclosures around the substantial doubt regarding the Company’s ability to continue as a going concern.

The foregoing financial information is preliminary, unaudited and subject to change pending the filing of the Form 10-K for the fiscal year ended December 31, 2024.

Forward-Looking Statements
Certain matters discussed constitute forward-looking statements within the meaning of the federal securities laws. All statements contained in this notification that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding anticipated results for the quarter and full year ended December 31, 2024, the material weaknesses in the Company's internal control over financial reporting as of December 31, 2024, and the Company's expectations regarding the timing of the filing of the Form 10-K. These forward-looking statements are based on management's current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, but are not limited to the effectiveness of the Company's internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company's internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; the Company’s ability to continue as a going concern; the risk that the completion and filing of the Form 10-K will take longer than expected; additional information that may arise during the finalization of the Form 10-K; and the risks discussed in detail in "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, as updated by its other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks' wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com